SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   __________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)           March 28, 1995
                                                -------------------------

                        AMPAL-AMERICAN ISRAEL CORPORATION
                        ---------------------------------
                (Exact Name of Registrant as Specified in Charter)

NEW YORK                              0-538                     13-0435685
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(State or Other Jurisdiction        (Commission             (IRS Employer
       of Incorporation)            File Number)      (Identification No.)

    1177 Avenue of the Americas, New York, New York                  10036
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(Address of Principal Executive Offices)                          Zip Code

Registrant's telephone number, including area code          (212) 782-2100
                                                  ------------------------

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      (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

           On March 28, 1995, the Registrant's Board of Directors approved a stock repurchase program relating to the Registrant's Class A Stock that is described in the following press release, which was issued on March 30, 1995:


                      " AMPAL - AMERICAN ISRAEL CORPORATION
                        -----------------------------------
                        ANNOUNCES 1994 YEAR-END RESULTS;
                        --------------------------------
                       AUTHORIZES STOCK REPURCHASE PROGRAM
                       -----------------------------------

      New York...Ampal-American Israel Corporation announced today that net income for the year ended December 31, 1994 was $7,334,000, compared to $226,000 for the same period in 1993 when the Company recorded an approximately $5 million provision for income taxes, due to a compulsory change in an accounting principle. Net income in 1994 increased primarily as a result of increased realized and unrealized gains on investments compared to those in 1993. Earnings per Class A share totaled $.27 in 1994 and $.01 in 1993. Without the nearly $5 million provision for the accounting change, Ampal would have reported net income for 1993 of $5,208,000, or $.22 per Class A share. Revenues for 1994 were $80,943,000, compared to $73,243,000 in 1993.

     In 1994, the Company continued its expanded program of investing in new and existing enterprises in Israel, including investments in the real estate, basic industry and high-tech sectors.

             Total assets at December 31, 1994 were $342,880,000, compared to $304,060,000 in 1993. Shareholders' equity at December 31, 1994 was $173,494,000, compared to $116,817,000 at December 31, 1993. The increase in shareholders' equity is primarily attributable to Ampal's February 1, 1994 public offering from which net proceeds were approximately $51 million.

              The Company also announced that its Board of Directors has authorized the repurchase of up to 2 million shares of the Company's Class A Stock through open market purchases from time to time as Ampal's management deems appropriate. As at December 31, 1994, there were 20,840,518 shares of Class A stock outstanding. At March 29, 1995, the closing price of the Company's stock was $6.

      "This action by our Board is consistent with management's belief that current market conditions do not reflect the strength of Ampal's operations and prospects for the future," stated Shlomo Recht, Chairman of the Board. "Consequently, we believe that repurchase of Class A Stock is an advantageous use of the Company's capital."

      Ampal and its subsidiaries acquire interests in businesses located in the State of Israel or that are Israel-related. An important objective of Ampal is to make investments in companies which take advantage of growth in Israel's domestic economy. Ampal and its subsidiaries have diversified interests in the following sectors: hotels and leisure-time, real estate, energy distribution, basic industry, high technology and communications, as well as others.

                          FINANCIAL HIGHLIGHTS
                          --------------------
                 (In thousands except earnings per share)
                   Three Months Ended           Year Ended
                      December 31               December 31
                                    (unaudited)
                    1994       1993        1994      1993
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Revenues         $ 19,214   $ 20,098    $ 80,943  $ 73,243

Income before
cumulative
effect of
change in
accounting
principle             295      1,858       7,334     5,208

Net Income            295      1,858       7,334       226(1)

Earnings per
 Class A Share       $.01       $.08        $.27      $.01(1)

Total Assets      342,880    304,060     342,880   304,060

Shareholders'
  Equity          173,494    116,817     173,494   116,817

(1) Includes cumulative effect on prior years of change in accounting principle of $(4,982), equal to $(.21) per share."

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   AMPAL-AMERICAN ISRAEL CORPORATION



Date:  March 30, 1995         By:   /s/Lawrence Lefkowitz
                                   -------------------------------
                                   Lawrence Lefkowitz, President